EXHIBIT 99.1

              JAMES RIVER CORPORATION OF VIRGINIA
                 DIRECTOR STOCK OWNERSHIP PLAN

     JAMES RIVER CORPORATION OF VIRGINIA (the "Company"), hereby adopts the James River Corporation of Virginia Director Stock
Ownership Plan.

     1. Purpose. The purpose of the Director Stock Ownership Plan is to increase the level of ownership of the Company's common stock by non-employee directors. The Plan replaces the practice of paying director retainer fees solely in cash by paying 50% of such fees in Company common stock and providing eligible directors with a means of electing to receive the balance of retainer fees in Company common stock, all as set forth in the Plan. The Plan has been adopted by the Board of Directors of the Company subject to approval by the Company's shareholders. The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any replacement rule in effect from time to time ("Rule 16b-3").

     2. Definitions. As used in the Plan, the following terms have the meanings indicated:

          (a) "Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Annual Meeting Date" means the date of the annual meeting of the Company's shareholders as fixed pursuant to the Company's bylaws.

          (c) "Award" means the award of Restricted Stock under the Plan.

          (d) "Award Date" means May 1. The first Award Date shall be the May 1 next following the date of the 1996 Annual Meeting Date. If the Annual Meeting Date is not in the month of April, the Award Date shall be the first day of the month next following the Annual Meeting Date.

          (e) "Board" means the Board of Directors of the Company.

          (f) "Change of Control" means:

              (i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Act) of 20% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities

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          of the Company entitled to vote generally in the
          election of directors. The term "unrelated person" means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection
          (ii) below. For purposes of this subsection, a "person" means an individual, entity or group, as that term is used for purposes of the Act.

              (ii) As a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

          (g) "Code" means the Internal Revenue Code of 1986, as amended.

          (h) "Company" means James River Corporation of
     Virginia or any successor corporation.

          (i) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 9), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

          (j) "Deferred Stock" means hypothetical shares of Company Stock deferred pursuant to a deferral election pursuant to Section 7.

          (k) "Deferred Stock Account" means an account maintained on the books of the Company to record Deferred
     Stock.

          (l) "Disability" or "Disabled" means a physical or mental condition that prevents a director from performing services as a member of the Board. The Board shall determine whether a Disability exists and such determination shall be conclusive.

          (m) "Effective Date" means the date the Plan is approved by the Company's shareholders.

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          (n) "Election Period" means the 120-day period
     immediately preceding the first day of a Service Period, or such other period as may be permissible under Rule 16b-3 promulgated under the Act or may be appropriate under the Code, as determined by the Board.

          (o) "Eligible Director" means a director who is not, and for at least one year before the date of an Award was not, an employee of the Company, the Parent or a Subsidiary.

          (p) "Fair Market Value" means (i) if the Company Stock is traded on an exchange, the mean of the highest and lowest registered sales prices of the Company Stock on the exchange on which the Company Stock generally has the greatest trading volume, or (ii) if the Company Stock is traded in the over-the-counter market, the mean between the closing bid and asked prices as reported by NASDAQ. Fair Market Value shall be determined as of the applicable date specified in the Plan or, if there are no trades on such date, the value shall be determined as of the last preceding day on which the Company Stock is traded.

          (q) "Parent" means, with respect to any corporation, a parent of that corporation within the meaning of Code section 424(e).

          (r) "Participant" means any Eligible Director entitled to receive an Award under the Plan.

          (s) "Restricted Stock" means Company Stock awarded upon the terms and subject to the restrictions set forth in the Plan.

          (t) "Retainer Fees" means the amount of compensation payable to each Eligible Director with respect to services rendered to the Company as a director during a Service Period. Such term does not include fees for attending meetings of the Board or committees of the Board.

          (u) "Rule 16b-3" means Rule 16b-3 promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the effective date of the Plan.

          (v) "Service Period" means the period beginning with the Annual Meeting Date on which an Eligible Director is elected or reelected to the Board and ending on the day next preceding the next Annual Meeting Date.

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          (w) "Subsidiary" means an entity of which the Company
     owns 50% or more of the total combined voting power of all classes of stock.

          (x) "Vesting Period" means the period that begins on the first date of the Service Period to which an Award relates and ends on the last day of the Service Period. Awards made with respect to each Service Period are subject to a separate Vesting Period.

     3. Eligibility. Only Eligible Directors are eligible to participate in the Plan.

     4.   Automatic and Elective Share Awards.

          (a) As of each Award Date, each Participant will receive with respect to 50% of the Participant's Retainer Fees payable with respect to that Service Period the greater of (i) 250 shares of Restricted Stock, and (ii) the number of shares of Restricted Stock determined by dividing an amount equal to 50% of the Participant's Retainer Fees payable for the Service Period by the Fair Market Value of Company Stock as of the Award Date.

          (b) Except as provided in (e), by filing an election in writing with the Company during the Election Period, a Participant may receive, instead of cash, with respect to the remaining 50% of the Participant's Retainer Fees payable with respect to that Service Period, the number of shares of Restricted Stock determined by dividing an amount equal to the remaining 50% of the Participant's Retainer Fees for that Service Period by the Fair Market Value of Company Stock as of the Award Date. Subject to and as long as required to comply with Rule 16b-3, (i) the election shall be irrevocable with respect to Retainer Fees for the initial Service Period to which the election relates and may be made effective until revoked with respect to Retainer Fees for succeeding Service Periods, (ii) a revocation of a prior election may be made by filing a writing to that effect with the Company, and (iii) such revocation shall only be effective with respect to Retainer Fees earned for the Service Periods following the date of revocation. The Board may establish alternative election procedures consistent with and permissible under Rule 16b-3.

          (c) Company Stock shall automatically be awarded under the Plan as described above. If at any time there may not be sufficient shares available under the Plan to permit automatic Awards as described above (after taking into account Company Stock reserved for issuance with respect to Deferred Stock), elective awards shall be void and the automatic Awards shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares then available under the Plan.

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          (d) The Company Stock awarded under the Plan shall be
restricted as described in Section 6 below.

          (e) The remaining 50% of the Retainer Fees otherwise payable in cash to a Participant who has previously made an irrevocable election pursuant to the Company's Directors Deferred Compensation Plan to defer the receipt of Retainer Fees shall be governed by the terms of that election and no election under (b) shall be permissible while such prior election is in effect.

     5. Stock. The Company has reserved an aggregate of 100,000 shares of Company Stock for issuance pursuant to the Plan. The aggregate number is subject to adjustment as provided in Section 9. In the event of a change in the capital structure of the Company (as provided in Section 9), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan. The aggregate number of shares of Company Stock reserved shall be reduced by the issuance of shares under the Plan, and, to the extent permitted by Rule 16b-3, shall be increased if and to the extent a Participant forfeits Restricted Stock under the Plan.

     6.   Restrictions on Company Stock.

          (a) All Company Stock granted under the Plan shall be restricted as described in this Section. Generally, each Participant shall become vested in Company Stock awarded each year pursuant to Section 4 at the end of the Vesting Period applicable to the Award if the Participant continues to be a member of the Board through the Vesting Period. Each Award is subject to a separate Vesting Period and all Awards made with respect to a Service Period become nonforfeitable and transferrable on the last day of the Service Period to which the Award relates. In addition, a Participant shall become vested in such Company Stock during the Vesting Period (i) upon retirement from the Board of Directors at or after age 65, (ii) if the Participant dies or becomes Disabled while serving as a member of the Board of Directors, or (iii) if the Participant ceases to be a member of the Board of Directors as a result of a Change of Control. If the Participant ceases to be a member of the Board of Directors for any reason other than one described in the preceding sentence during the Vesting Period following the Award Date, the Participant's right to the Restricted Stock shall be forfeited.

          (b) Shares of Company Stock that are restricted as described in this Section 6 may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the Restricted Stock becomes vested.

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          (c) When Restricted Stock is issued, a certificate
representing the shares shall be issued in the name of the Participant, subject to the restrictions imposed by the Plan.
The Secretary of the Company shall hold the certificates for the benefit of the Participant. In other respects, the Participant shall have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote such shares and the right to receive all cash dividends. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan. If stock dividends or other non-cash distributions are declared on restricted Company Stock, such stock dividends or other distributions shall be subject to the same restrictions as the underlying shares of Company Stock.

     7.   Deferred Stock.

          (a) During the Election Period before the date on which an Award of Company Stock is to be made pursuant to Section 4(a) or (b), a Participant may elect to defer payment of part or all of his Award. If a Participant wishes to defer only part of an Award, the deferral must apply to at least 40% of the aggregate number of shares covered by the Award pursuant to Sections 4(a) and (b). A Participant shall designate, at the time of the deferral, that payment shall be made either (i) as of the January 1st that is at least three years after the date of the deferral election, or (ii) when the Participant ceases to be a member of the Board of Directors or another distribution event occurs as described below. If a deferral election remains in effect for successive Service Periods, payment shall be deemed deferred until the later of (i) the distribution date specified with respect to Awards made for the first Service Period for which the deferred election is effective, and (ii) the January 1st that is three years after the first day of the Service Period to which the deferrals relate. The deferral election shall be irrevocable as to Awards previously made and shall be made by filing a written election with the Company during the Election Period.

          (b) If a Participant makes an election pursuant to
(a), the Company shall credit to the Participant's Deferred Stock Account as of the Award Date the number of hypothetical shares of Company Stock equal to the number of shares of Company Stock that otherwise would have been granted pursuant to the Award. No actual shares of Company Stock or other certificates shall be issued. A Participant's interest in such Director Deferred Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered.

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          (c) When a cash dividend is paid on Company Stock,
each Participant will be paid in cash an equal amount with respect to each share of Deferred Stock credited to the Participant's Deferred Stock Account. Each Director's Deferred Stock Account shall be adjusted to take into account any stock dividends or other non-cash distributions pursuant to Section 9 below.

          (d) If a Participant who has elected to defer Company Stock pursuant to this Section 7 continues to be a member of the Board of Directors through the Vesting Period, the Participant shall receive payment of the Director's Deferred Stock Account on the first to occur of: (i) the distribution date specified by the Participant at the time the deferral election is made, as described in Section 7(a), or (ii) the date on which the Participant ceases to be a member of the Board of Directors. In addition, the Participant shall become entitled to receive payment of the Participant's Deferred Stock Account if (i) the Participant retires from the Board of Directors at or after attaining age 65, (ii) the Participant dies or becomes disabled while serving as a member of the Board of Directors or (iii) the Participant ceases to be a member of the Board of Directors as a result of a Change of Control. If the Participant ceases to be a member of the Board of Directors for any reason other than one described in the preceding sentence during the Vesting Period following the Award Date, the Deferred Stock attributable to that Award credited to the Participant's Deferred Stock Account shall be forfeited.

          (e) If a Participant has the right to receive payment of the Participant's Deferred Stock Account pursuant to subsection (d) above, the Company shall distribute to the Participant that number of whole shares of Company Stock that is equal to the number of hypothetical whole shares of Company Stock that are then credited to the Participant's Deferred Stock Account, adjusted for mandatory share withholding as provided in
Section 10. The shares of Company Stock so distributed shall not be subject to the restrictions described in Section 6.

     8. Issuance of Company Stock. The Company shall not be required to issue or deliver any certificate for shares of Company Stock before (i) approval of the Plan by the Company's shareholders, (ii) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, or listing of such shares for trading on the Nasdaq National Market System, (iii) receipt of any required registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine is necessary or advisable, and (iv) the Company is satisfied that all applicable legal requirements have been complied with. The Company may place on a certificate representing Company Stock any legend required pursuant to Section 6, and any legend deemed

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necessary by the Company's counsel to comply with federal or state securities laws. No shares of Company Stock shall be issued under the Plan unless the Participant pays to the Company, or makes arrangements satisfactory to the Company regarding the payment of, any applicable withholding or other taxes. Until the Participant has been issued a certificate for the shares of Company Stock acquired, the Participant shall possess no shareholder rights with respect to the shares.

     9. Effect of Stock Dividends and Other Changes in Capital Structure. Appropriate adjustments shall be made automatically to the number and kind of shares to be issued under the Plan, and any other relevant provisions of the Plan if there are any changes in the Company Stock by reason of a stock dividend, stock split, combination of shares, spin-off, reclassification, recapitalization, merger, consolidation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company). If the adjustment would produce fractional shares, the fractional shares shall be eliminated by rounding to the nearest whole share. The adjustments shall be made in a manner consistent with Rule 16b-3. Any such adjustments shall neither enhance or diminish the rights of a Participant.

    10. Mandatory Share Reduction for Income Taxes. Whenever shares of Restricted Stock become distributable under the Plan without restrictions, the number of shares of Restricted Stock to be so distributed shall be reduced and the Company shall retain that number of whole shares of Restricted Stock the Fair Market Value of which on the date of distribution would be necessary to satisfy the Company's federal and state income tax obligations arising in that year if the Participant were then a common law employee.

    11. Administration of the Plan. The Board of Directors shall be responsible for the proper implementation of the Plan. The Board of Directors shall not exercise any discretion with respect to the administration of the Plan, except as may be permitted by Rule 16b-3. The Board of Directors shall have all powers vested in it by the terms of the Plan. Any decision of the Board of Directors with respect to the Plan shall be final and conclusive. The Board of Directors may act only by a majority of its members in office, except that the members may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Board of Directors. The Board of Directors may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel.

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    12.   Expiration and Termination of the Plan.  Company Stock
shall be awarded under the Plan until the Plan is terminated by the Board of Directors or until such earlier date when termination of the Plan shall be required by law. If not sooner terminated, the Plan shall terminate automatically on the tenth anniversary of the Effective Date.

    13. Amendments. The Board of Directors may from time to time make such changes in and additions to the Plan as it may deem appropriate; provided that, if and to the extent required by Rule 16b-3, no change shall be made that increases the total number of shares reserved for issuance under the Plan (except pursuant to Section 9), changes the class of persons eligible to receive Company Stock, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. If required by Rule 16b-3, the Plan may not be amended periodically, and in no event more often than every six months, except for amendments required to comply with changes in the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or the rules thereunder. The Board may unilaterally amend the Plan as it deems appropriate to ensure compliance with Rule 16b-3 and to cause awards of Company Stock pursuant to the Plan to meet the applicable requirements of the Internal Revenue Code. Except as provided in the preceding sentence, the termination of the Plan or any change or addition to the Plan shall not, without the consent of any Participant who is adversely affected thereby, alter any Restricted Stock awards previously made to the Participant pursuant to the Plan.

    14. Rights Under the Plan. Title to and beneficial ownership of all benefits described in the Plan shall at all times remain with the Company. Participation in the Plan and the right to receive Restricted Stock under the Plan shall not give a Participant any proprietary interest in the Company, or any Subsidiary or any of their assets, nor ensure that the Participant will be nominated for election to the Board in the future. No trust fund shall be created in connection with the Plan (other than a trust fund that does not change the characterization of the Plan as an "unfunded" plan under the Internal Revenue Code), and there shall be no required funding of amounts that may become payable under the Plan. A Participant shall, for all purposes, be a general creditor of the Company. The interests of a Participant under the Plan cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors.

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    15.   Notice.  All notices and other communications required
or permitted to be given under the Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company, at its principal business address, to the attention of the Secretary; (b) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

    16. Governing Law/Interpretation. Generally, the Plan shall be governed by the laws of the Commonwealth of Virginia. The terms of this Plan are also subject to all present and future rulings of the Securities Exchange Commission with respect to Rule 16b-3. If any provision of the Plan would cause the Plan to fail to meet the requirements of Rule 16b-3, then that provision of the Plan shall be void and of no effect.

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